April 22, 2024 ELECTRONIC DELIVERY Ryan Benton Re: Executive Severance Plan Dear Ryan: Silvaco Group, Inc. (the “Company”) adopted the Silvaco Group, Inc. Executive Severance Plan (the “Plan”) to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment. A participant in the Plan is eligible to receive severance benefits if his or her employment is terminated under certain circumstances, as described in the Plan. The Compensation Committee of the Board of Directors has selected you to be a participant in the Plan, subject to your being an eligible employee on the date of your involuntary termination and the other terms and conditions set forth in the Plan. Specifically, you will receive severance benefits if your employment is terminated involuntarily by the Company other than for Cause or if you resign for CIC Good Reason or Non-CIC Good Reason, as such capitalized terms are defined in the Plan or in an employment agreement entered into between yourself and the Company, if such terms are specifically modified in such agreement in reference to the benefits in this plan. For purposes herein, if there is a discrepancy between the definition of such capitalized terms, the definitions of such terms of such employment agreement shall control. All other capitalized terms are as set forth in the Plan. If your employment is involuntarily terminated under the circumstances described above, you will be eligible for a payment equal to 12 months of your then annual base salary and your Pro-Rata Full Target Bonus Amount, and a Specified Non-CIC Percentage of 25%, in each case subject to and payable in accordance with the Plan’s terms and conditions. If your involuntary termination occurs during the period that begins three (3) months before a change in control of the Company (as defined in the Plan) and ends twelve (12) months following the change in control of the Company, then your lump sum payment and the payment of your cost of COBRA premiums will be for a period of 15 months instead of 12 months, and a Specified CIC Percentage of 100%, in each case subject to the Plan’s terms and conditions. In addition, upon the closing of an IPO prior to a Change in Control, your Specified IPO Percentage shall be 50% of the then unvested portion of your RSU Awards (other than any awards for which the Vesting Start Date does not begin until or after the closing of the IPO). A copy of the Plan is attached hereto as Annex A. Please sign below, acknowledging your receipt of a copy of the Plan and accepting your designation to participate in the Plan, and return to the Company’s Head of Legal by email to thomas.yih@silvaco.com by May 1, 2024. Doc ID: dca232917ab08f1abad6ce4c95e489242a2f9b9d49cb 0a444 31d58366b1e8fb713cad03c8e66b

Sincerely, SILVACO GROUP, INC. By: ___________________________ Name: Babak Taheri Title: Chief Executive Officer I acknowledge receipt of a copy of the Plan and accept my designation as a participant under the terms and conditions of the Plan. RYAN BENTON _______________________________ Signature Date: Doc ID: dca232917ab08f1abad6ce4c95e489242a2f9b9d 04 / 23 / 2024 49cb 0a444 31d58366b1e8fb713cad03c8e66b